                                                                    EXHIBIT 11.1

                            RED BRICK SYSTEMS, INC.
                              STATEMENT REGARDING
                       COMPUTATION OF EARNINGS PER SHARE
                                  (unaudited)

                                                   THREE MONTHS ENDED,                  NINE MONTHS ENDED
                                                     SEPTEMBER 30,                        SEPTEMBER 30,
                                                -------------------------           ------------------------
                                                  1996            1995                 1996          1995
                                                -----------   -----------           -----------  -----------
Net income                                      $   817,347   $    83,112           $ 1,443,723  $   179,763
                                                ===========   ===========           ===========  ===========
Computations of weighted average
  common and common equivalent shares
  outstanding:
  Weighted average common equivalent
    shares attributable to convertible
    preferred stock                                    --       5,450,041                  --      5,450,041
  Weighted average common shares
    outstanding                                  11,188,350     2,169,566            10,770,116    1,848,850
  Weighted average common equivalent
    shares attributable to stock options
    and warrants                                  1,581,662     1,244,158             1,864,632      800,849
  Common shares sold and common
    equivalent shares from stock options
    granted or issued during the twelve-
    month period prior to the Company's
    initial public offering                           --        1,604,107                  --      1,604,107
                                                -----------   -----------           -----------  -----------

    Shares used in computing net income
      per share                                  12,770,012    10,467,872            12,634,748    9,703,847
                                                ===========   ===========           ===========  ===========
Net income per share                            $      0.06   $      0.01           $      0.11  $      0.02
                                                ===========   ===========           ===========  ===========

Fully diluted computation not presented since such amounts differ by less than 3% of the net income per share amount shown above.

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